Exhibit 99.2

THOMAS GROUP, INC.

2005 Second Quarter Earnings Conference Call

THURSDAY, JULY 21, 2005 AT 1:30PM CENTRAL TIME

OPERATOR:  This is the Jim Taylor conference with Thomas Group for July 21st, 2005 at 1:30 p.m. central time. Excuse me, everyone, thank you for holding. We now have our speakers in conference. Please be aware that each of your lines is in a listen only mode and at the conclusion of this presentation we will open the floor for questions, and at that time instructions will be given as the procedure to follow if you would like to ask a question. I would now like to turn the conference over to Mike Barhydt, and you may proceed.

MR. MIKE BARHYDT:  Thank you, Adam. Good morning. This is Mike Barhydt with Thomas Group and I would like to welcome you to the 2005 2nd quarter earnings conference call for Thomas Group of Irving, Texas. Representing the company today will be Jim Taylor, president and Chief Executive Officer, and David English, Chief Financial Officer. Following management’s comments there will be time for questions and answers. The Company’s 2nd quarter earnings announcement was released Tuesday, July 19th. If you did not receive this release, please call our office at 1-800-826-2057, dial extension 4438, and you’ll be transferred to Lisa Clark. Lisa will fax or e-mail to you a copy of the release immediately. That number again is 1-800-826-2057, extension 4438. Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may be discussing forward-looking information. Such forward-looking information should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment. These uncertainties are set forth in the Thomas Group form 10-K for the 2004 fiscal year filed with the Securities & Exchange Commission. Now, here’s Jim.

MR. JIM TAYLOR:  Thanks, Mike, and good afternoon to all of you. Many exciting things are happening right now at Thomas Group, most of which can be summed up in one word: growth. Growth in revenue, growth in the number of resultants on staff, growth in profits and cash flow, which all leads to growth in shareholder value. Let’s talk about each of these in detail.  First and possibly foremost is revenue growth. As you know, we have been stationary around the $7 million to $8 million level since 2001. The 2nd quarter revenue of $11.7 million is the result of new programs, both in the commercial and government sectors. In addition, the 2nd quarter revenues included a $1 million contract expansion related to services performed for a significant client in the 1st quarter. This additional revenue was recorded as the final terms of the contract expansion were negotiated with this significant client in May. This expansion increased the total value of the project, thereby changing the amount we were owed for services already performed from January through April. We have made a substantial commitment to expand our scope of work with existing clients. In the first half of this year we have been able to expand or extend programs with existing clients, which have been a significant contributor to this revenue growth. We will focus in the coming months on expanding our services to other disciplines in the Department of Defense. We will also be focusing on past clients where we delivered substantial results to pursue new opportunities. We also have proposals outstanding to targeted hospitals and other related health care providers where we feel that our value proposition will bring substantial value to their operation. We have also seen recent interest by the food service and consumer goods industries in assisting them in driving improved results in their operations. The transportation sector continues to show a need for our value proposition in both cost reduction and improvements in maintenance repair operations, also known as MRO. This section crosses over the aerospace and defense sector where the airline industry - their OEMs, suppliers, and their MRO providers are struggling to make a profit and are seeking a near-term solution to reduce cycle time and increase cash flows.  Revenue for the first six months of 2005 were $19.6 million, or 32% more than the first half of 2004. To deliver this increased revenue we come to our second area of growth. Growth in the number of resultants on staff. Although the success of our methodologies has been proven again and again over the last 27 years, it is the quality of our people that really makes the difference. Thirty-seven percent of our resultants are former C-level executives, and all of our resultants have had extensive managerial and P&L responsibilities, most with at least 20 years experience at this level. Our competitive advantage is that we don’t write reports. Our people actually deliver the results to the clients. We look for men and women who have experience with some of the tools we use, as well as experience in bringing process improvements to their former employers and customers. To meet the 2005 demand for our services we have hired 22 new resultants so far this year. Their backgrounds are varied, from many industries and many disciplines. But all meet the same high standards of a Thomas Group resultant. After a very disciplined interviewing process and an in-house training program, these men and women were then quickly integrated into our existing teams and immediately began driving improvements for our clients and generating revenue for Thomas Group. We continue to full utilize our workforce without the overhead cost of a bench. Many of our competitors average about a 70% to a 75% utilization rate while here at Thomas Group it is closer to 95% based on available time. This disciplined business model continues to result in the third area of growth I want to talk about today. Growth in profits and cash flows.  Over the last three years we have diligently controlled our sales and general administrative costs and strictly managed our head count. When revenues begin to increase, as they did in the 2nd quarter, much of the growth’s profit was contributed to the bottom line. This becomes clear when you compare our performance in the first half of 2005 with the first half of 2004. Pre-tax profits were 16% of revenue in the first six months of this year compared to only 4% in the first half of 2004. These profits, combined with our collection effort and management of operating expenses generated cash sufficient to completely retire our subordinated debt, which is one year in advance of its maturity date, and to pay down our line of credit to zero. Since June 9th we have been debt-free and we are now investing our excess cash in overnight funds. For Thomas Group this is quite a turnaround for a company that only three years ago had virtually no cash and over $8 million in debt. We expect to fund future growth with operating profits and using our line of credit when needed.  Our ultimate goal is to increase shareholder value. We believe we have most of the necessary ingredients, including a valuable product offering, outstanding people and a strong balance sheet. We will continue to add to these assets as we grow Thomas Group over the next few years. Some of the additional goals will include a return to a national stock exchange, more market float, and in the continued improvement in earnings per share. I believe that market is just now beginning to see the intrinsic value of Thomas Group, and as these additional goals are obtained our stock price should begin to reflect the true value of Thomas Group. David?

MR. DAVID ENGLISH:  Thank you, Jim. Net income for the 2nd quarter of 2005 was $3.1 million or 29 cents per diluted share on revenues of $11.7 million. Second quarter net income pushed our retained earnings into a positive position for the first time since 2001. Although we have maintained positive stockholders equity for some time now, due to the equity infusion we received in 2002, the real measure of a Company’s ability to turn itself around is retained earnings because retained earnings is the accumulation of profits. This is an important measurement for the stockholders of Thomas Group. The revenue achieved in the 2nd quarter represents a 48% increase over the 1st quarter of this year and a 51% increase over the 2nd quarter of 2004. As Jim stated, year to date revenues are 32% above their 2004 level. Cost of sales increased $0.6 million to $4.8 million in the 2nd quarter. This increase is the result of hiring new resultants to deliver the additional revenue. These new resultants were trained and then placed immediately on revenue-generating programs. We continue to closely monitor the utilization of our direct labor, enabling us to maintain the high gross margins you have seen in the past. Second quarter gross margin was 59%. Approximately seven basis points of this margin is attributable to the contract expansion Jim discussed earlier on a program for which some of the cost had already been incurred in the 1st quarter. Without this adjustment gross margin would have been 52%. Year to date gross margins are 54%, and we believe gross margins in the future will return to the 50% range. SG&A expenses for the 2nd quarter increased $0.5 million to $3.6 million compared to $3.1 million in the 1st quarter of 2005. for the first half of 2005 SG&A costs increased $0.3 million to $6.7 million from $6.4 million in the first half of 2004. these increases are primarily due to increases in commissions and performance compensation based on 2nd quarter results and exit costs related to the closure of one of our entities in Europe. Net income of $3.1 million is somewhat skewed by our low tax rate for 2005. This tax rate is a function of prior year losses, both in the U.S. and overseas. These losses create a tax benefit that we will now use to offset income. Therefore, pre-tax profit is a more accurate comparison to prior periods. In the 2nd quarter we generated $3.2 million in pre-tax profits. In the last 10 years we have only surpassed the $3.2 million mark in quarterly pre-tax profit six times, and each of those quarters had revenues in excess of $18 million. This profitability is the result of our disciplined head count management and low fixed cost base. Under this model incremental gross profits fall largely untouched to the bottom line. With regards to cash flows, in the first half of 2005 we generated $4.1 million in cash. $3.8 million was from cash profits, and the remaining $0.3 million came from the issuance of common stock to warrant and option holders. We then used $1.4 million to pre-pay our subordinated debt one year in advance of its maturing date. We used $0.4 million to pay down our line of credit to zero. And finally, we used $2.3 million to fund operations, primarily accounts receivable due to revenue growth. All this resulting in a net decrease in cash of $37,000 during the first six months of 2005. As Jim mentioned, we have been debt-free since June 9th and we have returned to investing our excess cash, something we have not been able to do in four years. We will continue to use our $5.5  million line of credit with Bank of America as we need it for growth. Backlog at June 30 was $13.2 million, of which $7.7 million is contracted for 2005, and $5.5 million is contracted for 2006. However, backlog does not include the annual extensions of existing projects. Although backlog does not always represent the full scope of the client’s commitment to Thomas Group, it does accurately represent the portion that has been contracted for in writing. During the 2nd quarter we signed $3.8 million of extensions on existing contracts and $2.9 million in new programs. For the first six months of 2005 we have signed $7.3 million in new and extended business. We continue to see clients, cautiously optimistic about the future, with cautious being the key word. This attitude manifests itself in an aversion to large long-term contracts. However, we have a strong history of securing contract extensions as clients see the results that our methodologies and our people deliver. Now, I will turn the call over to our moderator for any questions you might have.

OPERATOR:  Certainly. At this time we will open the floor for questions. If you would like to comment or question you can press the star key followed by the one key on your touchtone phone. Questions will be taken in the order in which they were received, and if at any time you would like to remove yourself from the questioning queue you can press star two. But again, if you would like to comment or question, you can press star one. Our first comes from Timothy Stabose, who’s a private investor.

MR. TIMOTHY STABOSE:  Good afternoon.

MR. JIM TAYLOR:  Good afternoon, Timothy.

MR. TIMOTHY STABOSE:  I tried to be the first one because I wanted to be the first to congratulate everyone at Thomas Group, especially the members of the management team who’ve been around from the very dark days. There were some very dark days three years ago and I think it is a stellar achievement to be able to turn around a company that by all measures may very well have had both feet - one and three-quarters feet in the grave four years ago. This is a wonderful achievement and you all should be very proud of yourself.

MR. JIM TAYLOR:  Well Timothy, thank you very much. It’s for you, who stuck around in those hard times, and other shareholders that believed in what we were doing, and it was hard to believe that at times, we all had our doubts. But we’ve learned a lot. We call it our cycles of learning. We have learned a lot from those times and are doing every bit of effort to grow it and not repeat our past mistakes.

MR. TIMOTHY STABOSE:  The resultants are now working on - I mean, is there a bench, per se, then, or is everyone pretty much on a, not contingent, but a-

MR. JIM TAYLOR:  A paying program. Yes, no, right now, literally I think I reviewed the roster this morning, I have one person in between a program and he will probably go back out next week on a paying program. So literally we have no bench and currently are out recruiting and to attract new people to the company.

MR. TIMOTHY STABOSE:  Is this a revolutionary way of doing business for consulting firms or it’s been done before? I mean, you got clipped, you know, four years ago in 2001 when the consulting market collapsed and that hurt you, to have a lot of people doing no work, and a lot of costs there. You know, why are you doing it this way now? I mean, if business is growing, why not have a bench, or have - take on the risk of actually having these people committing to them or whatever.

MR. JIM TAYLOR:  Okay. Well first of all, I think we may have stated previously, but I’ll clarify it here. As we move forward and grow, at some time we will develop a small bench of people simply because the more programs you get the more activities. There’s always a week’s delay or a reason or whatever. So we will develop a small bench. But we made a pledge to the shareholders three years ago that we were only going to expand as the company grows. And we were not going to keep people on in anticipation of work, but only would bring those individuals on when the work looked imminent or we have that. And we have followed that policy to date. Our employees have stayed by us. And the result has been the highest margins in the company history and a return to profitability a lot faster than many had assumed.

MR. TIMOTHY STABOSE:  Mmm-hmm. Oh yeah, it’s very surprising. I notice you specifically said major exchange. You did not say Nasdaq specifically. Was that by design or-

MR. JIM TAYLOR:  Well, I mean, obviously, I think that might be the one of choice, but I didn’t want to limit myself today, but that seems like the obvious choice, that we would return back to the Nasdaq market.

MR. TIMOTHY STABOSE:  And how soon could that theoretically happen?

MR. JIM TAYLOR:  Well theoretically, it’ll be up to the stock to maintain a four dollar price for a 90-day period. So assuming that yesterday started that time we go out 90 days and we submit our application and then move forward. So I would say sometime in the 4th quarter.

MR. TIMOTHY STABOSE:  I’ll ask one more question, then I’ll get back in queue. Do you have a - does the company have a longer-term goal as far as revenues? I mean, is this, you know, a hundred million dollars in revenues in five years, or let’s not look out that far or-

MR. JIM TAYLOR:  Well, you know, it’s hard to say that, you know, what we’ll be doing in five or ten years or where else, but at this time we are well looking ahead, past our history, which was in the $60 might and $70 million, and are building a platform and a foundation to grow well past that here as rapidly as the company can, while still maintaining a high standard of delivery results. So we haven’t set a cap. But I right now don’t see any difficulty of growing very rapidly here over the next two or three years, with the idea that I can still find good quality people.

MR. TIMOTHY STABOSE:  I have one more. You say cautiously optimistic as far as the people who control the purse strings on consulting, and yet it seems like the purse strings are opening up. So I mean, are you being too cautious in characterizing their mentality?

MR. JIM TAYLOR:  Well no, it’s not only their mentality, but it’s the market conditions. You know, heaven forbid, the old 2001 kind of action takes place. But as companies grow then they have taken on a lot of the former consultants who were around the industry two and three years ago. Those people now find themselves in command position to do process improvement in the companies and sometimes they think self-medication is a better approach to take, now that they have some of the skill sets. And there is sometimes a harder barrier to overcome in selling a targeted client on ours because the person we’re talking with may have been a former consultant with another company who thinks he or she can do it better on their own than they can with us. So we have to take each one as we see it and explain our value proposition to them.

MR. TIMOTHY STABOSE:  Mmm-hmm. Okay. Well, congratulations again, and if I’ve got any other questions I’ll get back to you.

MR. JIM TAYLOR:  Timothy, thank you very much.

OPERATOR:  Thank you. Our next question comes from Tom McGuire, also a private investor.

MR. TOM McGUIRE:  Hey guys, again, congratulations. I’m on vacation so I don’t have the benefit of a press release, but I was able to read it. And the question I had is-or two questions. You wrote off a couple hundred thousand or so for operations overseas, I guess, wrote down assets or such. Is that the end of the write-downs for your overseas business, or will we still see some more going forward?

MR. DAVID ENGLISH:  Tom, I’ll answer that. This is David. We have one item that is already a reduction of equity on our balance sheet, kind of an accounting things, but there is $683,000 that sits on our balance sheet as a reduction of equity that when we finally legally liquidate the entity, which takes a while to get down in Switzerland, it has to be reclassified through the P&L. And so it’s not going to change retained earnings at all. It’s just a reclassification. It’s a non-cash entry. That’s kind of the last remaining animal out there from foreign operations. So it’s a non-cash item. It’s no affect to equity, it’s just a classification item.

MR. TOM McGUIRE:  So when that happens, and I presume it’ll happen sometime this year, it’ll be run through the P&L, so it’ll be below the line of operating income, so people can easily, you know, detect that this is a one-time non-cash charge and it has nothing to do with operations.

MR. DAVID ENGLISH:  Tom, we will bring it out. It will be required to be classified as part of operations, but we will definitely break it out-

MR. TOM McGUIRE:  Okay.

MR. DAVID ENGLISH:  -and talk about it so people know what it is.

MR. TOM McGUIRE:  Okay. So you’ll explain it well. Okay. Now, what about your tax loss carry forwards. How, when do you foresee yourselves paying a full tax rate?

MR. DAVID ENGLISH:  I foresee that in 2007.

MR. TOM McGUIRE:  2007 you’ll have the normal corporate rate.  So we’ll benefit for this year and next year with lower tax rates.

MR. DAVID ENGLISH:  Right. Yes.

MR. TOM McGUIRE:  Than the corporate rate.

MR. DAVID ENGLISH:  Right. That’s our estimation right now.

MR. TOM McGUIRE:  Okay. And one last question. How has your progress been in telling your story to Wall Street?

MR. JIM TAYLOR:  Well Tom, we have just really begun when we paid off our debt to talk to Wall Street. And we’ve now, we have a marketing firm that’s helping us market our product. They are doing a little bit of I.R. for us. But now with David as fulltime dedication to CFO we can dedicate a lot more attention to Wall Street. And we have been interviewed several times for Webcasting. We’ve just gotten two different requests to present Thomas Group at some micro cap seminars. And so you’re going to see a much more active participation in the latter half - as we go through the run [phonetic] this year.

MR. TOM McGUIRE:  Okay. Good. Well, don’t take your eye off the ball. And I’ll leave you with one thing I think I told you before, but I’m not sure. You know, you make better decisions with little money than you make it with a lot of money. So you know, just keep doing what you were doing to keep the business afloat, and I’ll be tickled. Thanks so much.

MR. JIM TAYLOR:  Well Tom, thank you. And we’re going to do more than keep it afloat. We’re going to grow it.

MR. TOM McGUIRE:  Okay.

OPERATOR:  Thank you very much. And again, if you would like to ask a question, it is star one. And our next question comes from Jon Evans with Coker & Palmer.

MR. JON EVANS:  Hi. I was curious if you could maybe help us or give us some insight into the seasonality of your revenues, and I guess should we think that your revenues grow sequentially, kind of stay relatively flat, or go down?

MR. JIM TAYLOR:  We really don’t see much of a seasonality per se, in our business, although the 4th quarter that last month gets a little tough because of all the holidays and that. Basically the operational improvements that we’re providing to companies are a year-round type thing. And like I say, with that one exception near the end of the 4th quarter, it is not seasonal at all. In the selling cycle you will see with the government that our backlog will go up and down significantly in the 3rd versus 4th quarters because the government year-end is September-October time. And consequently, when options are exercised you’ll see our backlog bounce up. And these are prior existing options the government has. And they commit to these. And so our backlog all of a sudden bounce up in a one quarter period. Did I help answer it?

MR. JON EVANS:  Yeah. So I mean, if we’re looking at kind of the next quarter, I guess, can you give us any kind of directional about revenues? Do you think they grow sequentially from here or-

MR. JIM TAYLOR:  Well, I think if you take out the one million dollar number that we mentioned about, a catch-up in a contract-

MR. JON EVANS:  Right. So basically 10-6 was kind of the real number, right?

MR. JIM TAYLOR:  That’s our basis of platform in continuing to move the company forward.

MR. JON EVANS:  Okay. Gotcha. And then do you guys believe that you can have growth off of the 10-6?

MR. JIM TAYLOR:  Well, yeah. We’re anticipating to growing this company, and that’s all of our goals. And so we can’t have, with any confidence, give you a projection of we’ll do X dollars in Y quarter, but we’re feeling confident that this company will continue now to grow because of all the seeds we planted.

MR. JON EVANS:  Gotcha. And then just another question. Because of the, you know, the million dollar catch-up that you had, can you help us understand on an operating basis kind of what is a, maybe a more clean operating margin, and maybe where you guys are targeting to kind of drive operating margins?

MR. DAVID ENGLISH:  Yeah, I’ll answer that. This is David. Forty-eight percent to 50% is our normal gross profit margin. Year to date we’re at 54%. We have had just-

MR. JON EVANS:  I guess I’m talking about operating.

MR. DAVID ENGLISH:  Oh, I’m sorry.

MR. JON EVANS:  That’s okay.

MR. DAVID ENGLISH:  And I’ll let Jim talk about plans for selling and marketing costs, but you can start on the gross profit line with 48% to 50%, and then from that, you know, our SG&A has run- well, I’ll let you go ahead and speak.

MR. JIM TAYLOR:  Yeah. What we’ve done in the past is controlled our SG&A, and what we’ve got in this quarter SG&A is fairly reflective of what will go forward and what we’ve done in the last quarter or two. And what I mean by that, the only significant change you’re going to see in the SG&A line is some increase in selling and marketing effort and then commissions paid as revenues grow. So with those two minor adjustments, our SG&A now is a very controllable cost, allowing much more of our margins to fall down to the pre-tax line.

MR. JON EVANS:  Okay. Gotcha. So the last quarter, or this quarter you just reported you had about a 27% operating margin. I mean, that doesn’t sound like that’s normal because of the revenue and the gross margin. It’s kind of 20% more where you think it or is that even high?

MR. JIM TAYLOR:  No, I don’t think that’s high. It’s hard to say normal because the last three years, as you may know, we haven’t had normal years.

MR. JON EVANS:  Right.

MR. JIM TAYLOR:  But I don’t think that’s out line of expectations as we grow this company again.

MR. JON EVANS:  Okay. Great. Thank you so much.

OPERATOR:  Thank you. Our next question comes from Neil Goldman with Goldman Capital Management.

MR. NEIL GOLDMAN:  Good afternoon guys.

MR. JIM TAYLOR:  Hello, Neil.

MR. NEIL GOLDMAN:  At the risk of sounding like everyone else, given that this is the fourth, maybe the fifth management team I’ve been involved with here, I want to congratulate you for the job you’ve done. What’s the size of the tax loss carried forward?

MR. DAVID ENGLISH:  We entered the year with $11.4 million.

MR. NEIL GOLDMAN:  Okay. So it’s down to about $8 million at this point?

MR. DAVID ENGLISH:  Around. Yes. That’s correct.

MR. NEIL GOLDMAN:  And it’s all - it doesn’t matter where it comes from, whether it’s a U.S. contract or doing something overseas, et cetera?

MR. DAVID ENGLISH:  That is a U.S. number so it would be offset against U.S. taxable income.

MR. NEIL GOLDMAN:  Okay. In this quarter you had $400,000 of non-recurring expenses too, okay? Was there any of that one million dollars that in fact was part of this quarter as opposed to the first three months?

MR. DAVID ENGLISH:  Yes. About 75% of that million dollars, the effort was actually in Q1. The costs were actually in Q1. So that means 75% of that million dollars flowed through Q2 where basically the cost was in Q1. And so you could look and say that that expansion pricing adjustment that we had gets us whole up through June 30th. So the year to date number’s correct. That means Q1 possibly is a little understated, Q2’s a little overstated, but for the year it’s a pure number.

MR. NEIL GOLDMAN:  But essentially, the 2nd quarter you had $250,000 round numbers of incremental revenues over that 10-6 and change, right?

MR. DAVID ENGLISH:  Yes, that’s correct.

MR. NEIL GOLDMAN:  And you should have had $400,000 less expenses. So the margins weren’t, you know, the profitability’s not meaningfully different. I mean, if you take the six months you could almost add back just the $400,000 of one-time expenses.

MR. DAVID ENGLISH:  That’s exactly right.

MR. NEIL GOLDMAN:  So in round numbers we did 3-6 of the six months on sales of 19-5 and we did, you know, round numbers, 32 cents tax-free, round numbers. Right?

MR. DAVID ENGLISH:  Approximately.

MR. NEIL GOLDMAN:   Okay. I mean, the one thing that, you know, the hope of this company was, besides the military and defense, was to get some commercial side. Are we seeing any progress there? It’s not in the backlog yet, so I’m just curious, where do you guys see that?

MR. JIM TAYLOR:  Yes Neil, I do see that. In my prepared remarks I indicated that we have proposals outstanding in transportation, health care, food services and medical devices. We’re also, in that combination we’re seeing past clients now hiring us to do assessments that we think that programs will be starting in the latter part of the 3rd and the beginning of the 4th quarter with commercial business. So yes, I do see significant commercial business starting to develop here very rapidly over the next, you know, two to six months.

MR. NEIL GOLDMAN:  And when you look, I mean, first of all, from the defense side, historically just, that was the Navy, right?

MR. JIM TAYLOR:  Navy and Army.

MR. NEIL GOLDMAN:  Okay. And are we expanding that? Has holders [phonetic] had any success in expanding it to the other service?

MR. JIM TAYLOR:  Well, success in the form of revenue, no. Success in the form of entre, yes. I spent the first three days of this week in the Pentagon. And we’re seeing other branches of our military very interested in what we’re doing. And we’re developing methods of how we might go forward in solving some of their problems. The Air Force, Army and Navy, as an example, as well as the Marines, are all under a new directive to not only be of readiness at its highest level, but now comes the factor of cost-wise readiness. And so we’re seeing a significant increase in their interest in what we offer them.

MR. NEIL GOLDMAN:  Okay. And right now I guess it’s about 80% is defense?

MR. JIM TAYLOR:  Yeah. It’s at least that in the 2nd quarter and hopefully we can bring commercial up so that we can finally balance out with government and commercial being around a 50/50.

MR. NEIL GOLDMAN:  And obviously, you’re also betting on higher, you know, defense business too, right?

MR. JIM TAYLOR:  Absolutely. We are going after defense business, but as equally as the commercial.

MR. NEIL GOLDMAN:  I mean, so when you look out, I don’t mean to, not in the sense of next year or even the year after, I mean, that hundred million is clearly an option if you can get defense up and balance it with commercial.

MR. JIM TAYLOR:  It’s a goal I’m aiming at very hard.

MR. NEIL GOLDMAN:  In the old days, when you ran a less tight ship - not you, Jim, but prior management - we used to talk about a 25% pre-tax margin overall, because the SG&A would come down fairly significantly once we got the volumes up. I mean, is that still, I mean, not at these levels of volume I understand, but somewhere down the road when you get to, hopefully, that $70 million, $80 million volume run rate?

MR. JIM TAYLOR:  I think you hit it. When we get to that $70 million run rate, that’s when I think you’ll start seeing those kind of numbers, yes.

MR. NEIL GOLDMAN:  Okay. Anyhow, congratulations again. It’s a great job. And it’s a pleasure to, you know, finally be back in the game.

MR. JIM TAYLOR:  Well Neil, thanks. And thanks for sticking with us.

MR. NEIL GOLDMAN:  Okay.

OPERATOR:  Thank you. And again, if you would like to comment or question, it is star one, and we again have Tom McGuire.

MR. TOM McGUIRE:  One question on the gross margin. You explained that without that million dollar revenue, which accounted for about seven basis points of the gross margin, it would have been from 59 to 52. But still, that seems to me a pretty high number considering that you hired nine, ten or eleven resultants in the 2nd quarter and had to train them before they could go off to revenue-producing jobs. Because I remember back from the 1st quarter the gross margin was down somewhat because of the hiring of resultants and training before you got them on to a revenue job. So anyway, why don’t you tell me - am I right? Is that pretty high considering the hiring in the 2nd quarter?

MR. JIM TAYLOR:  It’s high, but we’re working now with the larger number in the 2nd quarter than the 1st quarter. So our training costs don’t impact us as significantly as they have in prior quarters. And too, you know, as you have well seen and experienced, we’re a conservative management team. Are we going to continue to try to hit 52, 54? Heck, I’d love to even hit it higher. But we’re not going to project or run our business on anticipated margins. We’re going to go on margins that we know are realistic to obtain and we’ll let the market jubilate in anything above the 50% line.

MR. TOM McGUIRE:  Okay. Good. Thanks. That’s it.

MR. JIM TAYLOR:  Okay.

OPERATOR:  Thank you. And we have Doug Barton.

MR. DOUG BARTON:  Hey Jim and David, congratulations on a great quarter.

MR. JIM TAYLOR:  Doug, thank you very much.

MR. DOUG BARTON:  I also wanted to commend you on - I don’t know if people noticed, but what a great board of directors you’ve put together. Just very high quality. But I did have one question. Can you give me an update on the alliances that you formed, for example, with Perot  Systems. And I think you’ve made a couple of other initial alliances. Anything coming out of those?

MR. JIM TAYLOR:  Yes, there are. And let me make a remark to your first one first, the board of directors. I totally agree. We have a very supportive and creative board that has given us the guidance and the experience that’s allowed us to keep moving ahead. Unfortunately, we lost one of our board members this week. Dick Freitag [phonetic] passed away. And the board will sorely miss him, and the company. We appreciated his contributions over the years to the company and, you know, we will be missing Dick. With that said, our alliances and our programs going forward - we are aligning with Perot Systems, with a strategy house out of Chicago called LEK. And those are moving forward. I mean, Perot Systems in particular, we have participated in two business programs against IBM and some larger consulting companies. And as of this morning I understand we are still in the running as a Perot-Thomas Group entity. So we haven’t won it, but we’re still in the running. It’s been good experience for us and our name is getting out there. LEK - we have won business in the past against competitors like Boston Consulting and McKenzie. We are looking for new opportunities together to see where we can jointly go at business, or refer business, one to the other. So we’ve kind of been able to expand our selling team, so to speak, by these alliances. And I’d be happy to tell you right now that we are working on alliances with two major universities to write some, what we’ll call technical or white papers or research reports, and we’re looking forward to finalizing our relationships with the likes of Texas A&M and Wharton School of Business.

MR. DOUG BARTON:  Great. Keep up the good work and I’ll talk to you next quarter.

MR. JIM TAYLOR:  Doug, thanks so much.

OPERATOR:  Thank you. And again, we have Timothy Stabose.

MR. TIMOTHY STABOSE:  Jim, you talked about increasing the float. I’m wondering if that’s going to come from a registration of Evans [phonetic] and change shares in a secondary offering or what’s the concept?

MR. JIM TAYLOR:  Well first of all, I am not speaking or representing for any shareholder of this company -

MR. TIMOTHY STABOSE:  Okay.

MR. JIM TAYLOR:  - on what he or she would like to do. That’s completely an individual’s choice and desires and that’s up to them. I think one of our goals will be to see how Thomas Group, as we move forward, can increase the float out there so more activity can take place. Our first step is to get back onto a major exchange, as we talked about. Our second, we’ll figure out a process or a means to increase the float out there and how we can do that. So new definitive plans have been made, but that is on our target.

MR. TIMOTHY STABOSE:  Okay. Let me ask one other question then. You talked about the full tax rate kicking in in 2007. You know, if there’s $8 million in NOLs in six quarters between now and 2007, that’s $1.3 million in pre-tax income, if I’m doing the math right, each quarter, you know, and that’s divided by 11 million shares, that’s 12 cents. I think 12 cents a quarter. You know, is it possible that’s a conservative number or-and that this-or was this just a really good quarter, frankly? I know it was a good quarter than the one we just saw, but the estimate of 2007 is the time to go back to being taxed and I’m assuming it’s the 1st quarter of 2007, and my analysis suggests that earnings might drop slightly from what we just saw in the latest quarter.

MR. DAVID ENGLISH:  Our estimate is sometime in 2007. But I can’t speak about, you know, quarterly estimates or quarterly earnings between now and then, but-

MR. TIMOTHY STABOSE:  You understand my question.

MR. DAVID ENGLISH:  Yeah, I do understand your question, right.

MR. JIM TAYLOR:  I think we’re going to aggressively go at and use that NOL up as fast as we can. And if we can use it all up in 2006 then that’s an asset that’s not on the Company’s books, that we’re going to go see if we can fully utilize that asset to our best benefit. So 2007 is conservative, one might well conclude that. If we can use it in 2006 we’re going to do our best to do it.

MR. TIMOTHY STABOSE:  Okay. Thank you much.

OPERATOR:  Okay. And it appears that our questioning queue is empty at the moment.

MR. JIM TAYLOR:  Thank you, Adam.

OPERATOR:  If there are no additional questions at this time we want to again thank you for participating in the call today. If you need additional information please don’t hesitate to get in touch with us. If you missed any part of this call or have an associate who is not able to listen to the call, a replay line will be available by 5: p.m. central time today and will run for 30 days. U.S. callers may call 877-919-4059, and international callers may call 334-323-7226. The conference call replay’s pass code is 60223076. Thank you again for your interest in Thomas Group and have a good day.